CONSENT OF BLAKE, CASSELS & GRAYDON LLP

We hereby consent to the use of our name in the registration statement on Form F-8 filed by NovaGold Resources Inc. on January 18th, 2011, as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings “Certain Canadian Federal Income Tax Considerations,” “Legal Matters” and “Experts.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

DATED: January 18, 2011

BLAKE, CASSELS & GRAYDON LLP

/s/ Blake, Cassels & Graydon LLP